EXHIBIT 3.1

THIRD ARTICLES OF AMENDMENT TO
THE SECOND ARTICLES OF AMENDMENT AND RESTATEMENT OF
JONES LANG LASALLE INCOME PROPERTY TRUST, INC.

Jones Lang LaSalle Income Property Trust, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Second Articles of Amendment and Restatement of the Corporation (the “Articles”) are hereby amended by adding the following defined terms to Article IV:

Class A Conversion Rate. The term “Class A Conversion Rate” shall mean the fraction, the numerator of which is the Net Asset Value per Class A Common Share and the denominator of which is the Net Asset Value per Class M-I Common Share.

Class A-I Conversion Rate. The term “Class A-I Conversion Rate” shall mean the fraction, the numerator of which is the Net Asset Value per Class A-I Common Share and the denominator of which is the Net Asset Value per Class M-I Common Share.

Class M Conversion Rate. The term “Class M Conversion Rate” shall mean the fraction, the numerator of which is the Net Asset Value per Class M Common Share and the denominator of which is the Net Asset Value per Class M-I Common Share.

Dealer Manager Fee. The term “Dealer Manager Fee” shall mean the dealer manager fee payable to the Dealer Manager and reallowable to Participating Broker-Dealers with respect to Class A Common Shares, Class A-I Common Shares and Class M Common Shares as described in the Prospectus.

Total Corporation-Level Underwriting Compensation. The term “Total Corporation-Level Underwriting Compensation” shall mean all underwriting compensation paid or incurred with respect to an Offering from all sources, determined pursuant to the rules and guidance of the Financial Industry Regulatory Authority, Inc., including Selling Commissions and Dealer Manager Fees.

SECOND: The Articles are hereby further amended by adding a new Section 5.2.8 to Article V as follows:

Section 5.2.8    Conversion of Class A Common Shares, Class A-I Common Shares and Class M Common Shares. Each Class A Common Share, Class A-I Common Share and Class M Common Share held in a Stockholder’s account shall automatically and without any action on the part of the holder thereof convert into a number of Class M-I Common Shares equal to the Class A Conversion Rate, Class A-I Conversion Rate and Class M Conversion Rate, respectively, after termination of the primary portion of the Offering in which such Class A Common Shares, Class A-I Common Shares and Class M Common Shares were sold, on the date in which the Corporation, with the assistance of the Dealer Manager, determines that Total Corporation-Level Underwriting Compensation paid with respect to such Offering is equal to ten percent of the Gross Proceeds of the primary portion of such Offering.

THIRD: The amendments to the Articles as set forth above have been duly approved by at least a majority of the Board of Directors and approved by the stockholders of the Corporation as required by law.

FOURTH: There has been no increase in the authorized shares of stock of the Corporation effected by the amendments to the Articles as set forth above.

FIFTH: The undersigned acknowledges these Third Articles of Amendment to the Articles to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

SIXTH: Except as amended hereby, the rest and remainder of the Articles shall be and remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused these Third Articles of Amendment to the Articles to be executed in its name and on its behalf by its Chief Executive Officer and President and attested to by its Secretary on this 18th day of September, 2019.

ATTEST:		JONES LANG LASALLE INCOME PROPERTY TRUST, INC.
By:	/s/ Gordon G. Repp	By:	/s/ C. Allan Swaringen
	Gordon G. Repp		C. Allan Swaringen
	Secretary		Chief Executive Officer and President

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